UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 16, 2013 (April 12, 2013)

G&K Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-4063	41-0449530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN		55343
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 912-5500

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Fixed Rate Notes

On April 15, 2013, G&K Services, Inc. (the “Company”) issued $100 million of fixed rate unsecured senior notes (the “Notes”) via a private placement transaction pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”) dated April 15, 2013, between the Company and the purchasers party thereto. $50,000,000 of the Notes bear interest at 3.73% per annum and mature on April 15, 2023 and $50,000,000 of the Notes bear interest at 3.88% per annum and mature on April 15, 2025. Interest on each tranche of Notes is payable semiannually.

G&K Services, Co., a wholly-owned subsidiary of the Company, has guaranteed the obligations of the Company under the Note Purchase Agreement. Additional subsidiaries of the Company may become guarantors of the Notes in accordance with the terms set forth in the Note Purchase Agreement.

The Note Purchase Agreement contains customary covenants, including, without limitation, covenants applicable to the Company and its subsidiaries limiting priority indebtedness and liens. In particular, the Note Purchase Agreement contains the following financial covenants:

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The Company is required to maintain a ratio of (a) consolidated total indebtedness to (b) consolidated EBITDA of not greater than 3.50 to 1.0, which may be increased to 3.75 to 1.0 for a period of time following certain permitted acquisitions.

•	The Company is required to maintain a ratio of (a) consolidated EBITDA to (b) consolidated interest expense of at least 3.00 to 1.00.

The Note Purchase Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of a representation or warranty, bankruptcy or insolvency proceedings, ERISA matters, certain judgments, and a cross-default to other material debt agreements. Upon an event of default (i) by agreement of holders representing a majority of the outstanding Notes, the Note holders may accelerate amounts outstanding thereunder (which occurs automatically in the event of various bankruptcy and insolvency proceedings) and (ii) any Note holder may accelerate payment of its Note upon a payment default.

The Company may call all or part (so long as such part exceeds more than 10% of the outstanding principal amount) of the Notes for redemption upon payment of principal, accrued interest and a make-whole amount. In the event of a change of control of the Company, the Company must make an offer to purchase the Notes for the outstanding principal amount and accrued interest, but without payment of a make-whole amount. Following certain significant asset sales and subject to certain exceptions, the Company must offer to purchase a ratable portion of the Notes with the proceeds of significant asset sales.

This summary is qualified in its entirety by references to the terms of the Note Purchase Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Amendment to Revolving Credit Facility

On April 12, 2013, the Company entered into Amendment No. 1 (the “Amendment”) to its Credit Agreement (the “Credit Agreement”) dated as of March 7, 2012, among the Company, G&K Services Canada Inc., the financial institutions and other lenders named therein, JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan”), Wells Fargo Bank, National Association and Bank of America, N.A., as co-syndication agents, and SunTrust Bank and U.S. Bank National Association, as co-documentation agents.

As a result of the Amendment, prior to the Trigger Date (as defined below) the Company (i) may make restricted payments (including dividends) upon the same terms in existence prior to the Amendment; namely, no default or event of default has occurred and the Company is in pro forma compliance with its financial covenants and (ii) the Company must maintain a minimum consolidated net worth as one of the financial covenants.

The Amendment also provides that following the Trigger Date (i) the Company is no longer required to maintain the minimum consolidated net worth required by Section 6.12(c) of the Credit Agreement and (ii) (A) the Company may only make restricted payments (including dividends) if after giving effect to the restricted payment the Company’s leverage ratio is less than 3.25 to 1.00, no default or event of default has occurred and the Company is in pro forma compliance with its remaining financial covenants under the Credit Agreement and (B) if the Company does not meet the leverage ratio test in clause (ii)(A), the Company may make restricted payments in an aggregate amount not to exceed $5,000,000 per fiscal year so long as no default or event of default has occurred and the Company is in pro forma compliance with its remaining financial covenants under the Credit Agreement.

“Trigger Date” means the date the indebtedness under the Company’s $75,000,000 floating rate unsecured senior notes (the “Floating Rate Notes”) issued pursuant to a note purchase agreement dated June 15, 2005 has been paid in full. The Floating Rate Notes are scheduled to mature on June 30, 2015.

This summary is qualified in its entirety by references to the terms of the Credit Facility attached hereto as Exhibit 10.2, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above under the caption “Fixed Rate Notes,” the provisions of which are incorporated herein by reference.

Item 8.01 Other Events.

On April 16, 2013, the Company issued a press release announcing that the Company entered into the Note Purchase Agreement which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Note Purchase Agreement dated April 15, 2013

10.2	Amendment No. 1 to Credit Agreement dated April 12, 2013

99.1	Press Release dated as of April 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G&K SERVICES, INC.

Date: April 16, 2013	By	/s/ Jeffrey L. Cotter
Jeffrey L. Cotter
	Its	Vice President, General Counsel and Corporate Secretary

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